May 22, 2006


AllianceBernstein Corporate Shares
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by AllianceBernstein Corporate Shares, a Massachusetts business trust (the "Trust"), of shares of beneficial interest (the "Shares") of its series, AllianceBernstein Corporate Income Shares (the "Fund"), pursuant to a registration statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We are familiar with the action taken by the trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's Bylaws and its Agreement and Declaration of Trust, as amended, (the "Agreement and Declaration of Trust") on file in the office of the Secretary of State of The Commonwealth of Massachusetts and such other documents as we deemed necessary for the purposes of this opinion.

We assume that, upon sale of the Shares of the Fund, the Trust will receive cash or securities in an amount per share equal to the public offering price determined in accordance with the terms of the prospectus forming a part of the Fund's Registration Statement.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Fund, and that, when the Shares are issued and sold in the manner described in the prospectus and statement of additional information included in the Registration Statement, they will be validly issued, fully paid and nonassessable by the Trust.

The foregoing opinion is limited to the laws of The Commonwealth of Massachusetts.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the

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Trust or the trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his or her having been such a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ropes & Gray LLP in the statement of additional information constituting part thereof.


                                         Very truly yours,


                                         /s/ Ropes & Gray LLP
                                         --------------------
                                         Ropes & Gray LLP
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